UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )

                             PRECISION OPTICS, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   740294 10 3
                                 (CUSIP Number)

                                  NATHAN NEWMAN
                       EQUITY SECURITIES TRADING CO., INC.
                                 2820 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 338-8901
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 APRIL 29, 1997
             (Date of Event Which Requires Filing of This Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))



                                Page 1 of 6 Pages




                                  SCHEDULE 13G

--------------------------             -----------------------------------------
CUSIP NO.  740294 10 3                   PAGE     2     OF     6     PAGES
           -----------                         -------      -------
--------------------------             -----------------------------------------

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1    NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          Equity Securities Trading Co., Inc.
          EIN: 41-1279945
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  |_|
                                                                    (b)  |_|

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3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota corporation
--------------------------------------------------------------------------------
                      5       SOLE VOTING POWER
   NUMBER OF
    SHARES                               -0- shares
                 ---------------------------------------------------------------
 BENEFICIALLY         6       SHARED VOTING POWER
   OWNED BY
     EACH                                -0- shares
                 ---------------------------------------------------------------
   REPORTING          7       SOLE DISPOSITIVE POWER
    PERSON
     WITH                                -0- shares
                 ---------------------------------------------------------------
                      8       SHARED DISPOSITIVE POWER

                                         -0- shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          N/A
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          BD
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




ITEM 1(a).   NAME OF ISSUER.

          Precision Optics, Inc.


ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          22 East Broadway
          Gardner, Massachusetts 01440


ITEM 2(a).   NAME OF PERSON FILING.

          Equity Securities Trading Co., Inc.


ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

          2820 IDS Center
          Minneapolis, Minnesota 55402


ITEM 2(c).   CITIZENSHIP.

          Minnesota corporation


ITEM 2(d).   TITLE OF CLASS OF SECURITIES.

          Common stock, $.01 par value


ITEM 2(e).   CUSIP NO.

          740294 10 3



                               Pages 3 of 6 Pages




ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

[X]   (a)    Broker or Dealer registered under Section 15 of the Act;

[ ]   (b)    Bank as defined in Section 3(a)(6) of the Act;

[ ]   (c)    Insurance Company as defined in Section 3(a)(19) of the Act;

[ ]   (d)    Investment Company registered under Section 8 of the Investment
             Company Act;

[ ]   (e)    Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940;

[ ]   (f)    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

[ ]   (g)    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
             (Note: See Item 7); or

[ ]   (h)    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.      OWNERSHIP.

      The following information is provided as of December 31, 1993:

(a)   Amount Beneficially Owned:                                      -0- shares

(b)   Percent of Class:                                                      N/A

(c)   Number of shares as to which such person has:

      (i)    Sole power to vote or to direct the vote:                -0- shares

      (ii)   Shared power to vote or to direct the vote:              -0- shares

      (iii)  Sole power to dispose or to direct the disposition of:   -0- shares

      (iv)   Shared power to dispose or to direct the disposition of: -0- shares



                               Pages 4 of 6 Pages




ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.


ITEM 10.     CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                               Pages 5 of 6 Pages




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 30, 1997                   EQUITY SECURITIES TRADING CO., INC.


                                        By  /s/ NATHAN NEWMAN
                                            ------------------------------------
                                            Nathan Newman, President



                               Pages 6 of 6 Pages